Exhibit 99.1

Contacts:	Kathryn Kelly	Ed Lockwood
	TiVo Inc.	TiVo Inc.
	(408) 519-9245	(408) 519-9345
	kkelly@tivo.com	ir@tivo.com

TIVO ANNOUNCES RESIGNATION OF MARTY YUDKOVITZ, PRESIDENT

ALVISO, Calif. – Feb. 1, 2005 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), announced today that Marty Yudkovitz has resigned as president of the company. He will remain with TiVo in a consulting capacity on certain continuing matters for a period of time. Marty has been president of the company since May of 2003.

“When I joined TiVo I planned to move my family to California, but as the demands of my role grew, the need to spend even more time on both coasts grew as well, requiring a heavy commute no matter where I lived,” Yudkovitz said. “I’ve chosen instead to find the most logical time to resign as president and re-acquaint myself with my wife and kids.”

“I’m sorry to see Marty leave TiVo,” stated Mike Ramsay, chairman and CEO of TiVo. “Marty has achieved a tremendous amount in his time with the company, particularly with the television and advertising industries. Given how far we’ve come, we agreed that now seemed a good time if Marty wanted to transition out of his full-time role as president.”

Yudkovitz’s resignation was effective Monday, January 31, 2005.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. The company is based in Alviso, Calif.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results.” More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Quarterly Reports on Form 10Q for the period(s) ended April 30, 2004, July 31, 2004, October 31, 2004, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo and the TiVo Logo are registered trademarks of TiVo Inc. in the United States and other jurisdictions. All rights reserved.

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